Exhibit 99.1

Marketing, Risk, and Communications Solutions Business

(A Business of Neustar, Inc.)

Combined Financial Statements

As of and for the year ended December 31, 2020

Report of Independent Auditors

To the Management of Neustar, Inc.

We have audited the accompanying combined financial statements of Marketing, Risk, and Communications Solutions Business (A Business of Neustar, Inc.) (or the “Company”), which comprise the combined balance sheet as of December 31, 2020, and the related combined statements of operations, of comprehensive loss, of equity and of cash flows for the year then ended.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Marketing, Risk, and Communications Solutions Business, (A Business of Neustar, Inc.), as of December 31, 2020 , and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Washington, DC

November 19, 2021

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

COMBINED BALANCE SHEET

(in thousands)

December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$168,510
Restricted Cash	2,537
Accounts receivable, net of allowance for doubtful accounts of $2,183	110,976
Unbilled receivables	12,961
Prepaid expenses and other current assets	45,928

Total current assets	340,912
Property and equipment, net	90,087
Goodwill	746,614
Intangible assets, net	413,508
Other assets, long-term	18,701

Total assets	$1,609,822

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$32,635
Accrued expenses	103,339
Deferred revenue	50,706
Other liabilities	14,244

Total current liabilities	200,924
Deferred revenue, long-term	552
Long-term debt, net	1,301,496
Deferred income tax liabilities, net	18,920
Other liabilities, long-term	25,592

Total liabilities	1,547,484

Commitments and contingencies	—
Equity:
Parent company investment	62,163
Accumulated other comprehensive income	175

Total equity	62,338

Total liabilities and equity	$1,609,822

See accompanying notes.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

COMBINED STATEMENT OF OPERATIONS

(in thousands)

Year Ended December 31, 2020
Revenue	$535,754
Operating Expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	240,701
Sales and marketing	144,528
Research and development	13,628
General and administrative	62,387
Depreciation and amortization	119,291
Restructuring charges	18,744
Transition services	(1,743)

Total operating expenses	597,536

Loss from operations	(61,782)
Other (expense) income:
Interest and other expense	(109,190)
Interest income	223

Loss before income taxes	(170,749)
Benefit from income taxes	(40,198)

Net loss	$(130,551)

See accompanying notes.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

COMBINED STATEMENT OF COMPREHENSIVE LOSS

(in thousands)

Year Ended December 31, 2020
Net loss	$(130,551)
Other comprehensive income, net of tax:
Foreign currency translation adjustment, net of tax	398

Other comprehensive income, net of tax	398

Comprehensive loss	$(130,153)

See accompanying notes.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

COMBINED STATEMENT OF EQUITY

(in thousands)

	Parent company investment	Accumulated other comprehensive income (loss)	Total equity
Balance at December 31, 2019	$(45,842)	$(223)	$(46,065)
Net loss	(130,551)	—	(130,551)
Other comprehensive income	—	398	398
Net transfers from Parent	238,556	—	238,556

Balance at December 31, 2020	$62,163	$175	$62,338

See accompanying notes.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

COMBINED STATEMENT OF CASH FLOWS

(in thousands)

Year Ended December 31, 2020
Operating activities
Net loss	$(130,551)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	119,291
Stock-based compensation	1,033
Amortization of deferred financing costs and original issue discount on debt	11,623
Deferred income taxes	(37,053)
Provision for doubtful accounts	1,215
Loss on disposal of property and equipment	(9,124)
Change in assets and liabilities, net of acquisitions:
Accounts receivable	(7,691)
Unbilled receivables	(1,535)
Prepaid expenses and other current assets	(2,860)
Income taxes	(4,574)
Other assets	2,591
Other liabilities	19,304
Accounts payable and accrued expenses	38,464
Deferred revenue	11,019

Net cash provided by operating activities	11,152
Investing activities:
Purchases of property and equipment and capitalization of internal-use software	(19,821)
Business acquired, net of cash acquired	(22,765)

Net cash used in investing activities	(42,586)
Financing activities:
Net transfers from Parent	237,523
Proceeds from long-term debt	93,000
Payments under long-term debt obligations	(217,041)

Net cash provided by financing activities	113,482
Effect of foreign exchange rates on cash, cash equivalents, and restricted cash	398

Net increase in cash, cash equivalents, and restricted cash	82,048
Cash, cash equivalents, and restricted cash at beginning of period	88,601

Cash, cash equivalents, and restricted cash at end of period	$171,047

Supplemental cash flow information:
Cash paid for interest	$88,187

Cash received from income taxes	$(4,573)

Non-cash activities:
Non-cash purchases of property and equipment	$9,672

See accompanying notes.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Neustar, Inc. (Neustar, or the Parent) is a wholly-owned subsidiary of Aerial Topco, L.P. (Aerial), which was formed by Golden Gate Private Equity, Inc. On September 13, 2021, Golden Gate Capital and GIC entered into a definitive agreement to sell Neustar’s Marketing, Risk, and Communications business lines and supporting services (collectively, we, us, our, or the Company) to Trans Union LLC (TransUnion). The Company is a business of Neustar and is an information services and technology company and a leader in identity resolution, providing the data and technology that enables trusted connections between companies and people. The Company offers industry-leading solutions in Marketing, Risk, and Communications that responsibly connect data on people, devices and locations, continuously corroborated through billions of transactions.

Basis of Presentation

These combined financial statements were prepared on a stand-alone basis and have been derived from the consolidated financial statements and accounting records of Neustar. The Company has not operated as a separate stand-alone legal entity and is comprised of certain wholly-owned subsidiaries and other component operations of Neustar. These combined financial statements are presented as carve-out financial statements and reflect the combined historical results of operations, financial position, comprehensive loss and cash flows of the Company for the periods presented as historically managed within Neustar in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) and through use of a management approach in identifying the Company’s operations. In using the management approach, considerations over how the business operates were utilized to identify historical operations that should be presented within the carve-out financial statements. This approach was taken due to commingled operations within some legal entities held by Neustar. The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as a stand-alone company during the periods presented.

All intracompany transactions have been eliminated. All intercompany transactions between the Company and Neustar have been included in these combined financial statements and are considered to be effectively settled from cash in the combined financial statements at the time the transaction is recorded. The aggregate net effect of these intercompany transactions is reflected in the combined balance sheet as parent company investment and in the combined statements of cash flows as a financing activity.

Neustar utilizes a centralized treasury management function for financing its operations. The cash and cash equivalents that are specifically identifiable to the Company are reflected in the Company’s combined balance sheet. Cash transfers between the Company and other Neustar businesses, as part of our operations, are accounted for through parent company investment. Cash and cash equivalents in the combined balance sheet represent cash and cash equivalents directly identifiable to the Company and its operations. Parent’s investment represents Neustar’s historical investment in the Company and includes accumulated net earnings attributable to the Company, the net effect of transactions with Neustar and Neustar entities, and cost allocations from Neustar that were not historically allocated to the Company.

Historically, Neustar and its affiliates provide a variety of services to the Company. The combined statement of operations includes expense allocations for services and certain support functions that are provided on a centralized basis within Neustar such as legal, business development, human resources, corporate accounting and finance, treasury and various other Neustar corporate functions that are allocated to the Company and reflected in the combined statements of operations. In addition to corporate overhead allocations, other costs that would have been incurred in the ordinary course of business if the Company operated as a stand-alone company, such as compensation and benefits for employees of the Company were included based on either specific identification of direct expenses or an allocation using an approach related to the nature of the item (e.g., revenue, headcount, or other measures of the Company and Neustar.). Refer to Note 11, “Related Party Transactions and Equity” for additional information.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Where allocations of expenses were necessary, the Company believes the basis from which the expenses have been allocated are a reasonable reflection of the utilization of services provided to, or the benefit received by, the Company during the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had the Company operated as a separate stand-alone entity during the period presented. Consequently, these combined financial statements do not necessarily represent the results the Company would have achieved if we had operated as a separate stand-alone entity from Neustar during the period presented.

The combined financial statements include certain assets and liabilities that have historically been held at the Neustar corporate level but are specifically identifiable or otherwise attributable to the Company. Neustar’s third-party long-term debt and the related interest expense were directly attributable to the Company, as it is the legal obligor, and have been included in these combined financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting periods. Significant estimates and assumptions are inherent in the analysis and the measurement of the allowance for doubtful accounts; deferred tax assets; the identification and quantification of income tax liabilities due to uncertain tax positions; the identification and valuation of acquired intangibles and the corresponding determination of useful lives; and the estimated useful life and recoverability of goodwill and other long-lived assets. The Company bases its estimates on historical experience and assumptions that it believes are reasonable. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Due to their short-term nature, the carrying amounts reported in the accompanying combined financial statements approximate the fair value for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses.

Cash and Cash Equivalents

The Company considers all highly liquid investments, which are investments that are readily convertible into cash and have original maturities of three months or less at the time of purchase, to be cash equivalents. Cash accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 per depositor. The Company periodically maintains cash balances in excess of FDIC coverage. Management considers this to be a normal business risk.

Restricted Cash

As of December 31, 2020, cash of $2.5 million was restricted as collateral for certain of the Company’s outstanding letters of credit and for deposits on leased facilities.

Concentrations of Credit Risk

Financial instruments that are potentially subject to a concentration of credit risk consist principally of cash, cash equivalents, and accounts receivable. The Company’s cash management and investment policies are in place to restrict placement of these instruments with only financial institutions evaluated as highly creditworthy.

With respect to accounts receivable, the Company performs ongoing evaluations of its clients, generally granting uncollateralized credit terms to its clients, and maintains an allowance for doubtful accounts based on historical experience and management’s expectations of future losses.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Accounts Receivable, Revenue Recovery Collections and Allowance for Doubtful Accounts

The Company’s unbilled receivables represent contract assets. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company recorded an allowance for doubtful accounts of $2.2 million as of December 31, 2020. Bad debt expense amounted to $1.2 million for the year ended December 31, 2020.

Deferred Financing Costs

Direct and incremental costs related to the issuance of debt are capitalized as deferred financing costs and are reported as a reduction to long-term debt on the Company’s combined balance sheet. The Company amortizes deferred financing costs using the effective-interest method and records such amortization as interest expense. Amortization of debt discount and annual commitment fees for unused portions of available borrowings are also recorded as interest expense.

Property and Equipment

Property and equipment, including leasehold improvements and assets acquired through capital leases, are recorded at cost, net of accumulated depreciation and amortization. Depreciation and amortization of property and equipment are determined using the straight-line method over the estimated useful lives of the assets, as follows:

Computer hardware	3 – 5 years

Equipment	5 years

Furniture and fixtures	5 – 7 years

Leasehold improvements	Lesser of related lease term or useful life

Capitalized software	3 – 5 years

Building	30 years

Amortization expense of assets acquired through capital leases is included in depreciation and amortization expense in the combined statement of operations. Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred.

The Company capitalizes software development and acquisition costs in accordance with the Intangibles — Goodwill and Other, Internal-Use Software Topic of the FASB Accounting Standards Codification (ASC), which requires the capitalization of costs incurred in connection with developing or obtaining software for internal use. Costs incurred to develop the internal-use software are capitalized, while costs incurred for planning the project and for post-implementation training and maintenance are expensed as incurred. The capitalized costs of purchased technology and software development are amortized using the straight-line method over an estimated useful life of three to five years. The Company capitalized costs related to internal-use software of $22.3 million during the year ended December 31, 2020. Amortization expense related to internal-use software was $21.0 million for the year ended December 31, 2020 and is included in depreciation and amortization expense in the combined statement of operations.

In accordance with the Property, Plant, and Equipment Topic of the FASB ASC, the Company reviews long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by comparing the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Recoverability measurement and estimating undiscounted cash flows is performed at the lowest possible level for which there are identifiable cash flows. If the carrying amount of the assets exceeds the future undiscounted cash flows expected to be generated by those assets, such assets fail the recoverability test and an impairment charge would be recognized, measured as the amount by which the carrying amount of the assets exceeds the fair value. Assets to be disposed of are recorded at the lower of the carrying amount or fair value less costs to sell. As of December 31, 2020, the Company does not believe any long-lived assets are impaired. There were no long-lived asset impairment charges recognized during the year ended December 31, 2020.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Goodwill

Goodwill represents the excess of the purchase price over the fair value of assets acquired, as well as other identifiable intangible assets. Goodwill primarily relates to the Parent’s take private transaction in 2017. In accordance with ASC 350, “Intangibles-Goodwill and Other” (ASC 350), goodwill is tested and reviewed annually for impairment during the fourth quarter or when a triggering event occurs that indicates the fair value of the entity may be below its carrying amount. The Company has tested goodwill for impairment at the reporting unit level. For the year ended December 31, 2020, the Company performed a quantitative impairment assessment and determined that no adjustment to the carrying value of goodwill was required. The Company compared the enterprise value to the reporting unit carrying value as of December 31, 2020. As a result of this analysis, the Company determined that the estimated fair value of the reporting unit was substantially in excess of the carrying value. The company believes that the assumptions and estimates used to determine the estimated fair value of the reporting unit are reasonable; however, there are a number of factors, including factors outside of the Company’s control, that could cause actual results to differ from the estimates.

Identifiable Intangible Assets

Identifiable intangible assets are amortized over their respective estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used and are periodically reviewed for impairment.

The Company’s identifiable intangible assets are amortized as follows:

	Years	Method

Developed technologies	1 – 10	Straight-line

Client lists and relationships	3 – 16	Accelerated and straight-line

Trade names and trademarks	2 – 20	Straight-line

Amortization expense related to identifiable intangible assets is included in depreciation and amortization expense in the combined statement of operations.

Revenue Recognition

The Company provides Marketing Solutions, Risk Solutions, and Communications Solutions. Generally, the Company’s performance obligations, which are comprised of a series of activities, are satisfied over time, as the services performed, because the client receives and consumes the benefit of the Company’s performance throughout the contract term. Total consideration is allocated to the performance obligations based on standalone selling price and is recognized when the performance obligations are satisfied and control is transferred to the customer.

Certain of the Company’s revenue arrangements contain fixed monthly, quarterly, or annual fees for an established minimum number of transactions, with additional per-transaction fees paid for transactions in excess of the minimum commitment. The Company recognizes revenue related to the fixed fee either on a straight-line basis or another appropriate measure of progress over the contractual term. Excess transaction fees represent variable consideration. When these fees can be allocated to the specific performance obligation in the series that drive the variability, revenue from the fees is recognized when the variability is resolved. Otherwise, the Company estimates the expected variable consideration and recognizes the revenue over the term of the contract using the same pattern of recognition as the fixed fee.

Revenue derived from the real-time and batch delivery of data is recorded over time or at the point in time when the data is delivered to the customer, depending upon the terms of the contract.

The Company’s professional services revenue is comprised of fees for consulting services that support a client’s pre- and post- implementation activities, including plan design, optimization, support and training services. Consulting services are considered to be separate performance obligations when they provide value to the customer on a stand-alone basis. Revenue from these services is recognized as the services are performed.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Generally, client set-up, implementation, and technology fees are not considered separate performance obligations. Technology fees are charged for access to intellectual property, standard technical support, emergency 24-hour support, and system upgrades on a when-and-if-available basis. The Company incurs certain costs, such as royalties related to third parties. These costs are deferred and recognized in cost of revenue over the contract term.

The Company presents revenue net of taxes collected from customers. Such amounts are excluded from the determination of the transaction price in applying the revenue standard.

The Company recognizes costs to obtain a contract, predominantly sales commissions, as an asset which is amortized on a straight-line basis over a period of benefit estimated to be three years. The period of benefit was determined by taking into consideration the historical and expected duration of customer contracts, the expected useful lives of the Company’s technologies, and other factors. Amortization of deferred sales commissions was $12.3 million for the year ending December 31, 2020 and is included as a component of sales and marketing expenses in the Company’s combined statement of operations. Capitalized commissions are included within prepaid expense and other current assets and other assets, long-term on the Company’s combined balance sheet. As of December 31, 2020, the Company recorded current and long-term assets of $10.6 million and $10.4 million, respectively.

Our contract assets represent unbilled accounts receivable where transfer of a product or service has occurred, but invoicing is conditional upon completion of future performance obligations. Contract assets are included in unbilled receivables in the Company’s combined balance sheet.

Contract liabilities consist of deferred revenue and represent advanced payments against non-cancelable customer orders received prior to revenue recognition. The Company recognized approximately $33.3 million of revenue during the year ended December 31, 2020, that was included in the deferred revenue balance at December 31, 2019.

Disaggregated Revenue

The Company’s services include:

Marketing Solutions. These services empower clients to make informed and high impact decisions in real time to promote their business, increase customer retention, achieve greater campaign success and increase their marketing return on investment. The Company provides authoritative, cloud-based solutions that enable marketers to identify, verify and segment existing and potential customers in real-time. The Company also enables clients to maximize the impact of online targeting for specific prospect audiences and customers. Additionally, the Company offers a platform that enables marketers to plan and allocate their marketing spend across sales channels and media platforms. The Company’s solutions connect proprietary customer data, such as sales, pricing, promotions, and distribution, with external factors, such as macro-economic conditions, competition, and weather, to tailor marketing spending plans and measure the resulting business impact.

Risk Solutions. These services provide clients with access to real-time intelligence to make effective decisions that ensure quality consumer engagements. The Company enables inbound and outbound customer support operations to minimize risk by knowing, who, when and how to call customers, provides clients with the most up-to-date customer information to ensure accurate and efficient outreach, and enables clients to instantly identify and authenticate the person behind a device, both online and in the contact center.

Communications Solutions. The Company provides network services that enable carrier customers to exchange essential operating information with multiple carriers to provision and manage services for their subscribers. Additionally, the Company provides authoritative, accurate and current caller-name data and related information to communications service providers. The Company provides trusted call solutions including the optimization of caller-name data to enterprises.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Revenue from each of these solutions for the year ended December 31, 2020 is as follows (in thousands):

Year Ended December 31, 2020
Marketing Solutions	$207,544
Risk Solutions	104,396
Communications Solutions	202,737
Other	21,077

Total revenue	$535,754

Cost of Revenue

Cost of revenue includes all direct materials costs, direct labor costs, and indirect costs related to the generation of revenue such as indirect labor, outsourced services, materials and supplies, payment processing fees, and general facilities cost. The Company’s primary cost of revenue is personnel costs associated with service implementation, product maintenance, client deployment and client care, including salaries, stock-based compensation and other personnel-related expense. In addition, cost of revenue includes costs relating to developing modifications and enhancements of the Company’s existing technology and services, as well as royalties paid to third parties. Cost of revenue also includes costs relating to the Company’s information technology and systems department, including network costs, data center maintenance, database management, data processing costs and general facilities costs.

Research and Development

The Company expenses its research and development costs as they are incurred. Research and development expense consists primarily of personnel costs, including salaries, stock-based compensation and other personnel-related expense, consulting fees, and the costs of facilities and computer and support services used in service and technology development. Certain of these costs are capitalized in accordance with the Intangibles — Goodwill and Other, Internal-Use Software Topic of the FASB ASC (see “Property and Equipment” above).

Advertising

The Company expenses advertising costs as they are incurred. Advertising costs of approximately $1.6 million for the year ended December 31, 2020 are included within sales and marketing expense in the combined statement of operations.

Stock-Based Compensation

The Company’s employees have historically participated in the Parent’s stock-based compensation plans. The Company accounts for its stock-based compensation plans under the recognition and measurement provisions of the Compensation — Stock Compensation Topic of the FASB ASC. The Company estimates the grant-date fair value of the profits interests issued under its long-term incentive compensation plan using an option-pricing method. The Company utilizes the graded-vesting attribution approach to recognize compensation cost over the vesting period and accounts for forfeitures of awards as they occur.

Income Taxes

The Company’s operations are subject to U.S. federal, state and local and foreign income taxes. In preparing these combined financial statements and to the extent the Company has historically been included in the Neustar income tax returns, the Company believes current and deferred income taxes in should be presented in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC 740. Accordingly, the Company has prepared its tax provision for operations following a separate return method. The separate return method applies ASC 740 to the combined financial statements on the basis the Company was a separate taxpayer. As a result, the tax treatment of certain items reflected in the combined financial statements may not be reflected in the consolidated financial statements and tax returns of Neustar. Therefore, such items as net operating losses, credit and other similar loss carryforwards, and other deferred taxes may exist in the combined financial statements that may not exist or will differ from the amounts reported in Neustar’s consolidated financial statements.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

In determining the annual effective income tax rate, the Company analyzes various factors, including the Company’s annual earnings and taxing jurisdictions in which the earnings will be generated, the impact of state and local income taxes and the ability of the Company to use tax credits and net operating loss carryforwards.

Deferred income tax assets and liabilities are determined based on temporary differences between the financial reporting bases and the tax bases of assets and liabilities. Deferred income tax assets are also recognized for tax net operating loss carryforwards. These deferred income tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when such amounts are expected to be reversed or utilized. Valuation allowances are provided to reduce such deferred income tax assets to amounts more likely than not to be ultimately realized.

In accordance with the Tax Cuts and Jobs Act of 2017 (the Act), the Company treats taxes due on future Global Intangible Low-Taxed Income (GILTI) inclusions in U.S. taxable income as a current period expense when incurred.

The Company assesses uncertain tax positions in accordance with income tax accounting standards. Under these standards, income tax benefits should be recognized when, based on the technical merits of a tax position, the Company believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed. If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense

Foreign Currency

Assets and liabilities of combined foreign subsidiaries, whose functional currency is the local currency, are translated to U.S. dollars at fiscal year-end exchange rates. Revenue and expense items are translated to U.S. dollars at the average rates of exchange prevailing during the fiscal year. The adjustment resulting from translating the financial statements of such foreign subsidiaries to U.S. dollars is reflected as a foreign currency translation adjustment and reported as a component of accumulated other comprehensive loss.

Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in foreign exchange transaction gains or losses, which are recorded within the combined statement of operations.

Comprehensive Loss

Comprehensive loss is comprised of net losses and other comprehensive loss, which includes certain changes in equity that are excluded from income. The Company includes foreign currency translation adjustments in other comprehensive income in the combined statement of comprehensive loss. Comprehensive loss was $130.2 million for the year ended December 31, 2020.

Parent Company Investment

The Company’s equity on the combined balance sheet represents Neustar’s net investment in the Company’s business. The net investment in the Company’s business is presented as “Parent Company Investment” in the combined statement of equity. The combined statement of equity includes net cash transfers and other property transfers between Neustar affiliates that were settled on a current basis. Neustar performs cash management and other treasury-related functions on a centralized basis for all of its legal entities. Parent Company Investment includes assets and liabilities incurred by Neustar on behalf of the Company, such as accrued liabilities related to corporate allocations including administrative expenses for legal, accounting, treasury, information technology, human resources, and other services. Parent company investment in the combined balance sheet represents Neustar’s historical investment in the Company, the accumulated net earnings after taxes and the net effect of the transactions with and allocations from Neustar. Refer to Note 11, “Related Party Transactions and Equity” for additional information.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires that long-term lease arrangements be recognized on the balance sheet. The standard is effective for annual periods beginning after December 15, 2021 and interim periods within fiscal year beginning after December 15, 2022, and early adoption is permitted. The Company is currently evaluating the impact of adoption on its combined financial statements.

In June 16, 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. In addition, these amendments require the measurement of all expected credit losses for financial assets, including trade accounts receivable, held at the reporting date based on historical experience, current conditions, and current expectations of future economic conditions based on reasonable and supportable forecasts. This ASU was applied on a prospective basis and did not have a material impact on the Company’s combined Financial Statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. The standard aligns the requirements for capitalizing implementation costs in a cloud computing arrangement service contract with the requirements for capitalizing implementation costs incurred for an internal-use software license. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. Entities can adopt the standard prospectively to eligible costs incurred on or after the date the standard is first applied or retrospectively. This ASU was applied on a prospective basis and did not have a material impact on the Company’s combined Financial Statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, as part of its initiative to reduce complexity in the accounting standards. The amendments in the ASU include removal of certain exceptions to the general principles in Topic 740 related to recognizing deferred taxes for investments, performing intraperiod tax allocation and calculating income taxes in an interim period. The ASU also clarifies and simplifies other aspects of the accounting for income taxes, including the recognition of deferred tax liabilities for outside basis differences. The amendments in this ASU are effective for annual periods in fiscal years beginning after December 15, 2020, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the adoption of this standard but does not believe it will have a material impact to its combined financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU is intended to provide optional expedients and exceptions for applying U.S. GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, to ease the potential accounting and financial reporting burden associated with the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. This ASU may be applied as of the beginning of any interim period that includes its effective date (i.e., March 12, 2020) through December 31, 2022. The Company is currently evaluating the impact of adoption on its combined financial statements.

In October 2020, the FASB issued ASU No. 2020-10, Codification Improvements. The amendments in this ASU affect a wide variety of topics in the Accounting Standards Codification by either clarifying the codification or correcting unintended application of guidance. The amendments in this ASU are effective for fiscal years beginning after December 15, 2020 and interim periods therein. The Company is currently evaluating the impact of adoption on its combined financial statements.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

3.	ACQUISITIONS

Telo Acquisition

On December 1, 2020, the Company acquired certain assets and liabilities from Telo USA Inc. and Telo IP, LLC (collectively, Telo). Telo is a provider of services related to caller-name solutions. The total purchase was $23.4 million, which included cash consideration of $22.7 million and an estimated contingent payment of $1.4 million, payable in the first quarter of 2022, subject to certain post-closing conditions. Of the total cash consideration of $22.7 million, $19.7 million was paid to the sellers at closing and $3.0 million was deposited into escrow for the satisfaction of potential indemnifications and certain performance obligations. The purchase was accounted for under the acquisition method of accounting in accordance with the Business Combination Topic 805 of the FASB ASC.

Of the total purchase price of $23.4 million, which reflected initial estimates of Telo’s closing date working capital, the Company recorded $13.0 million of definite-lived intangible assets and $10.7 million of goodwill. Goodwill represents the excess of the Telo purchase price over the estimated fair value of the net assets acquired. The opportunity to expand the Company’s Communications Solutions, among other factors, were the reasons for the establishment of the purchase price, resulting in the recognition of goodwill. The goodwill is expected to be deductible for tax purposes. The definite-lived intangible assets consist of $1.0 million of developed technology, $11.9 million of client relationships, and $0.1 million of trade names. The Company is amortizing acquired technology on a straight-line basis over an estimated useful life of 1 to 3 years. Client relationships are being amortized on an accelerated basis over an estimated useful life of 15 years. Trade names are being amortized on a straight-line basis over an estimated useful life of 2 years.

4. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of the Company’s goodwill for the year ended December 31, 2020 are as follows (in thousands):

Balance at December 31, 2019	$735,678
Business acquisitions	10,936

Balance at December 31, 2020	$746,614

Intangible Assets

Intangible assets consist of the following (in thousands):

	December 31, 2020	Weighted- Average Amortization Period (in years)
Intangible assets:
Client lists and relationships	$410,932	16
Accumulated amortization	(139,170)

Client lists and relationships, net	271,762

Developed technology	193,000	6
Accumulated amortization	(114,964)

Developed technology, net	78,036

Trade names and trademarks	77,037	20
Accumulated amortization	(13,327)

Trade names and trademarks, net	63,710

Intangible assets, net	$413,508

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Amortization expense related to intangible assets, which is included in depreciation and amortization expense, was approximately $74.4 million for the year ended December 31, 2020. Amortization expense related to intangible assets for the years ended December 31, 2021, 2022, 2023, 2024, 2025 and thereafter is expected to be approximately $65.2 million, $56.6 million, $46.8 million, $33.4 million, $24.4 million and $187.2 million, respectively. Intangible assets as of December 31, 2020 will be fully amortized during the year ended December 31, 2037.

5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

December 31, 2020
Computer hardware	$78,550
Equipment	2,582
Furniture and fixtures	4,785
Leasehold improvements	27,969
Capitalized software in-progress	8,569
Capitalized software	96,006

Property and equipment, gross	218,461
Accumulated depreciation and amortization	(128,374)

Property and equipment, net	$90,087

During the year ended December 31, 2020, the Company recognized a loss of $9.1 million on the sale of certain property and equipment. The loss is included within interest and other expense in the combined statement of operations.

As of December 31, 2020, unamortized capitalized software cost was $40.8 million. Amortization of capitalized software costs for the year ended December 31, 2020 was $23.4 million. Depreciation and amortization expense related to property and equipment for the year ended December 31, 2020 was $44.9 million.

6. ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

December 31, 2020
Accrued compensation	$76,867
Accrued vendor invoices	23,508
Accrued interest	474
Other	2,490

Total	$103,339

7.	RESTRUCTURING CHARGES

The Company continues to align its resources to serve its clients more effectively. During the year ended December 31, 2020 the Company recorded restructuring charges of $18.7 million. Accrued restructuring is recorded in other liabilities in the Company’s combined balance sheet.

The additions and cash payments to the accrued restructuring liability for the year ended December 31, 2020 is as follows (in thousands):

	December 31, 2019	Additional Costs	Cash Payments	December 31, 2020
Severance and severance-related costs	$3,197	$2,020	$(3,134)	$2,083
Lease and facility exit costs	2,360	16,724	(5,724)	13,360

Total restructuring	$5,557	$18,744	$(8,858)	$15,443

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

8.    LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

December 31, 2020
Term Loan 4 (net of discount of $2,223)	$849,318
Term Loan 4 deferred financing fees, net	(24,145)
Term Loan 5 (net of discount of $2,778)	174,485
Term Loan 5 deferred financing fees, net	(2,808)
Second Lien Facility (net of discount of $3,273)	320,391
Second Lien Facility deferred financing fees, net	(15,745)

Total	$1,301,496

On August 8, 2017, the Company entered into a credit facility that provided for a $300.6 million term loan (Term Loan 1), a $975.0 million term loan (Term Loan 2), and a $100.0 million revolving loan which includes a sub facility for Letters of Credit (Revolver, and together with the Term Loan 1 and Term Loan 2, the First Lien Facility). Also on August 8, 2017, the Company entered into a second credit facility that provided for a $325.0 million term loan (Second Lien Facility, and together with the First Lien Facility, the Credit Facilities). Interest on the Second Lien Facility is accrued and payable quarterly at a rate of LIBOR plus 8.00% and an effective interest rate of 9.47%.

On March 7, 2018, the Company amended its Term Loan 1 to reduce the interest rate from LIBOR plus 3.25% to LIBOR plus 2.5% (Term Loan 3) and amended its Term Loan 2 to reduce the interest rate to from LIBOR plus 3.75% to LIBOR plus

3.5% (Term Loan 4). The effective interest rates were 4.99% and 4.78%, respectively. All other terms of the First Lien Facility remained the same. On February 28, 2019, the Company amended its First Lien Facility. This amendment created a new $200 million term loan (Term Loan 5) with an interest rate of LIBOR plus 4.5% and an effective interest rate of 6.16%. A portion of the Term Loan 5 proceeds was used to pay the entire outstanding principal and accrued interest balance under the Term Loan 3. Interest on Term Loan 4 and Term Loan 5 is accrued and payable on a monthly- or quarterly-basis, depending upon the interest period associated with the LIBOR rate selected by the Company.

During the third quarter of 2020, the Company made mandatory prepayments of $96.6 million against the principal balance of Term Loan 4, $20.2 million against the principal balance Term Loan 5, and $1.3 million against the principal balance of the Second Lien Facility. The remaining principal balances for Term Loan 4 and Term Loan 5 are due in full on August 8, 2024. The remaining principal balance for the Second Lien Facility is due on August 8, 2025.

The Company may voluntarily prepay the borrowings under the Credit Facilities at any time without a premium or penalty. The Credit Facilities are guaranteed by a wholly-owned subsidiary of the Parent and certain of the Company’s domestic subsidiaries and is collateralized by substantially all of the Company’s assets. The Credit Facilities include customary reporting requirements, affirmative and negative covenants and excess cash flow payments. There was no excess cash flow payment due for the year ended December 31, 2020.

As of December 31, 2020, there were no outstanding borrowings under the Revolver and available borrowings under the same facility were $92.6 million, exclusive of outstanding letters of credit totaling $7.4 million.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Future Principal Payments

As of December 31, 2020, future principal payments under the Credit Facilities are as follows (in thousands):

2021	$—
2022	—
2023	—
2024	1,028,804
2025	323,664

Total future principal payments	$1,352,468

The debt agreements contain clauses that make the debt puttable upon the contemplated transaction with TransUnion, which has not closed as of the issuance date of these financial statements.

9.	COMMITMENTS AND CONTINGENCIES Contingencies

The Company is involved in various legal matters arising from the normal course of business. In management’s opinion, the Company’s ultimate liability or loss, if any, resulting from such legal matters will not have a material adverse effect on its combined financial position or results of operations or cash flows.

Operating Leases

The Company leases office space under noncancelable operating lease agreements. The leases terminate at various dates through 2033 and generally provide for scheduled rent increases.

The Company leased 91,574 square feet of office space for its corporate headquarters in Sterling, Virginia from a third party. The initial term of the lease commenced on October 1, 2010 and terminated on January 31, 2021. Pursuant to a decision to move the corporate headquarters upon the expiration of the lease in Sterling, Virginia, on August 9, 2019, the Company entered into an agreement to lease 100,000 square feet of office space in Reston, Virginia. The initial term of the lease commenced in the second quarter of 2020, and terminates on the last day of the twelfth lease year. The Company has two five-year options to renew the lease. The Company recognizes rent incentives and leasehold improvements funded by landlord incentives on a straight-line basis, as a reduction of rent expense, over the initial term of the lease.

Future minimum lease payments under noncancelable operating leases as of December 31, 2020, are as follows (in thousands):

2021	$20,466
2022	21,524
2023	17,370
2024	9,761
2025	6,152
Thereafter	42,082

Total	$117,355

Future minimum sublease receipts under noncancelable operating leases for the years ended December 31, 2021, 2022, 2023, and 2024 are expected to be approximately $9.0 million, $8.6 million, $8.1 million, and $2.1 million, respectively.

Rent expense was $11.7 million for the year ended December 31, 2020.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

10.	INCOME TAXES

The components of loss before income taxes are as follows (in thousands):

Year Ended December 31, 2020
Domestic	$(173,830)
Foreign	3,081

Loss from operations before income taxes	$(170,749)

The benefit from income taxes consists of the following components (in thousands):

Year Ended December 31, 2020
Current:
Federal	$(4,593)
State	(332)
Foreign	964

Total current benefit from income taxes	(3,961)

Deferred:
Federal	(29,054)
State	(7,055)
Foreign	(128)

Total deferred benefit from income taxes	(36,237)

Total benefit from income taxes	$(40,198)

A reconciliation of the statutory United States income tax rate to the effective income tax rate is as follows:

Year Ended December 31, 2020
Statutory federal tax rate	21.0%
State taxes (net of federal benefit)	5.0%
Settlements and statute expirations	(0.6%)
Change in tax rates	(0.3%)
Valuation allowance	(6.2%)
NOL carryback	3.5%
R&D credits	1.8%
Other	(0.7%)

Effective tax rate, operations	23.5%

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income taxes are as follows (in thousands):

Year Ended December 31, 2020
Deferred tax assets:
Domestic NOL carryforwards	$23,384
Foreign NOL carryforwards	4
Deferred revenue	1,207
Accrued compensation	1,914
Credits	10,795
Basis differences in note payable	33,628
Deferred rent	4,065
Other accruals	3,125
Other	1,805

Total deferred tax assets	79,927
Valuation allowance	(16,087)

Total deferred tax assets, net	63,840

Deferred tax liabilities:
Unbilled receivables	(1,585)
Depreciation and amortization	(8,107)
Identifiable intangible assets	(64,928)
Prepaid expenses	(6,819)
Other	(1,321)

Total deferred tax liabilities	(82,760)

Deferred income tax liabilities, net	$(18,920)

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (CARES) Act was enacted, which included provisions allowing certain net operating losses generated by businesses in 2018, 2019, and 2020 to be carried back five years. The Company filed claims for $17.4 million in income tax refunds with the Internal Revenue Service (IRS) related to the carryback of net operating losses incurred in 2019. As of December 31, 2020, the Company has received $11.3 million of the refunds. In connection with the net operating loss carryback items, we recorded a $5.9 million income tax benefit for the year ended December 31, 2020.

As of December 31, 2020, the Company had U.S. net operating loss carryforwards for federal tax purposes of approximately $88.2 million of which $60.3 million can be carried forward indefinitely under current local tax laws and $27.9 million which expire, if unused, in years beginning 2021. As of December 31, 2020, the Company had foreign net operating loss carryforwards that were insignificant.

The Company’s operations are subject to U.S. federal, state and local and foreign income taxes. In preparing these combined financial statements and to the extent the Company has historically been included in the Neustar income tax returns, the Company has prepared its tax provision for operations following a separate return method. The separate return method applies ASC 740 to the combined financial statements on the basis the Company was a separate taxpayer. As a result, the tax treatment of certain items reflected in the combined financial statements may not be reflected in the consolidated tax returns of Neustar. Therefore, such items as net operating losses, credit and other similar loss carryforwards, and other deferred taxes may exist in the combined financial statements that may not exist or will differ from the amounts reported in Neustar’s consolidated tax return.

As a result of the transition tax on deemed repatriation required by the 2017 Tax Act, the Company was subject to tax in 2017 on the entire amount of its previously undistributed earnings from foreign subsidiaries. Beginning in 2018, the Tax Act will generally provide a 100% deduction for U.S. federal tax purposes of dividends received by the Company from its foreign subsidiaries. Accordingly, the Company believes undistributed earnings from foreign subsidiaries can be repatriated without any significant incremental tax costs and have deemed such earnings to be not indefinitely reinvested.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

As of December 31, 2020, the Company had unrecognized tax benefits of $5.4 million, of which $5.2 million would affect the Company’s effective tax rate if recognized. The net change in the liability for unrecognized income tax benefits is as follows (in thousands):

Balance at December 31, 2019	$4,415
Increase related to current year tax positions	138
Increase related to prior year tax positions	983
Reductions due to lapse in statutes of limitations	(182)

Balance at December 31, 2020	$5,354

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. During the year ended December 31, 2020 potential interest and penalties were insignificant.

The Company files income tax returns in the United States federal jurisdiction and in many state and foreign jurisdictions. The tax years 2016 through 2019 remain open to examination by the major taxing jurisdictions to which the Company is subject. The IRS initiated an examination of the 2016 corporate income tax return for Neustar, Inc. and subsidiaries. The Company does not currently believe that the outcome will have a material adverse effect on the Company’s financial position, result of operations or cash flows.

The Company anticipates that the amount of reasonably possible unrecognized tax benefits that could decrease over the next 12 months due to the expiration of certain statutes of limitations and settlement of tax audits is not material to the Company’s combined financial statements.

11.	RELATED PARTY TRANSACTIONS AND PARENT COMPANY INVESTMENT

The combined financial statements have been prepared on a standalone basis and are derived from the consolidated financial statements and accounting records of Neustar. The following discussion summarizes activity between the Company and Neustar.

Allocation of Corporate Expenses

The combined statement of operations include expenses for certain centralized functions and other programs provided and administered by Neustar, as described in Note 1, “Description of Business and Basis of Presentation.” During 2020, $228.9 million of net general corporate expenses incurred by Neustar were allocated to the Company. The costs of these services have been allocated to the Company and are included in the combined statement of operations, as follows:

Year Ended December 31, 2020
Cost of revenue	$98,606
Sales and marketing	42,032
Research and development	9,946
General and administrative	61,348
Restructuring charges	18,744

Total corporate allocations	$230,676

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Parent Company Investment

The net transfers to the Parent are included within Parent company investment on the combined statement of equity. The components of the transfers to Parent were as follows:

Year Ended December 31, 2020
Cash pooling and general financing activities	$10,808
Corporate allocations	230,676
Stock compensation expense	1,033
Income taxes	(3,961)

Total net transfers to Parent	$238,556

12. EMPLOYEE BENEFIT PLANS Deferred Compensation Plans

Our Parent has a 401(k) Profit-Sharing Plan for the benefit of all of its employees who meet certain eligibility requirements. This plan covers substantially all of the Company’s full-time employees. The Company makes matching and other discretionary contributions under this plan, as determined by Neustar’s Board of Directors. The Company recognized contribution expense totaling $8.3 million for the year ended December 31, 2020.

Long-term Incentive Compensation Awards

The Parent maintains a long-term incentive compensation plan that provides for the issuance of Class B membership interests in the Parent to certain of the Company’s senior level employees. These profit interests include a market condition and a five-year annual vesting schedule.

The profits interests qualify for equity treatment. During the year ended December 31, 2020, the Company recognized stock-based compensation expense of $1.0 million under this plan. As of December 31, 2020, total unrecognized compensation expense was estimated at $6.4 million, which the Company expects to recognize over a remaining weighted average period of approximately 2 years.

The Company utilizes the option-pricing method to estimate the fair value of the profits interests granted. The following are the weighted-average assumptions used in valuing the profits interests granted during the year ended December 31, 2020 and a discussion of the Company’s assumptions.

Year Ended December 31, 2020
Dividend yield	—%
Expected volatility	63.7%
Risk-free interest rate	1.28%
Expected life of profit interests (in years)	3.7

Dividend yield — The Company has never declared or paid dividends on its common stock and does not anticipate paying dividends in the foreseeable future.

Expected volatility — Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company considered the historical volatility of the stock price of peer group public companies over a term similar to the expected life of the grant in determining its expected volatility.

Risk-free interest rate — The risk-free interest rate is based on U.S. Treasury bonds issued with similar life terms to the expected life of the grant.

MARKETING, RISK, AND COMMUNICATIONS SOLUTIONS BUSINESS (A BUSINESS OF NEUSTAR, INC.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Expected life of the options — The expected life is the period of time that profits interests granted are expected to remain outstanding. The Company determined the expected life of stock options based on the weighted average expected time until a potential liquidating event.

The following table summarizes the Company’s profit interests activity:

	Shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2019	111,761	$279.62
Granted	12,823	123.68
Forfeited	(3,593)	248.47
Repurchased	(1,945)	275.63

Outstanding at December 31, 2020	119,046	$264.31

Vested at December 31, 2020	51,023	$286.12

As of December 31, 2020, for both outstanding and vested profit interests, the aggregate intrinsic value was zero.

13. SUBSEQUENT EVENTS

The Company evaluated events subsequent to December 31, 2020 through November 19, 2021, the date the combined financial statements were available to be issued.